UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  August 12, 2013

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2013, all holders of convertible notes with a conversion price of $1.00 (“$1 Note(s)”) of CNS Response, Inc. (the “Company”) converted such notes in the aggregate principal amount of $6,363,900, plus $1,359,400 in accrued interest thereon, into shares of the Company’s common stock at the price of $0.25 per share. The conversion followed an amendment of the $1 Notes to reduce the conversion price from $1.00 per share to $0.25 per share. All holders of $1 Notes consented to the amendment and converted their $1 Notes and interest thereon at a conversion price of $0.25 per share of common stock, resulting in the issuance of 30,893,419 shares of common stock. The holders of $1 Notes included four affiliates of the Company:

- Mr. John Pappajohn, a director and principal stockholder of the Company, converted six notes in the aggregate principal amount of $1,511,700, plus $317,900 of interest thereon, into 7,318,228 shares of common stock;

- Mr. Andy Sassine, a director and principal stockholder of the Company, converted two notes in the aggregate principal amount of $700,000, plus $174,600 of interest thereon, into 3,498,200 shares of common stock;

- Mr. Zachary McAdoo, a director of the Company, converted three notes held by the Zanett Opportunity Fund, Ltd., of which he is the President, in the aggregate principal amount of $380,000, plus $57,200 of interest thereon, into 1,748,720 shares of common stock; and

- Mr. Paul Buck, the chief financial officer of the Company, converted two notes in the aggregate principal amount of $75,000, plus $14,900 of interest thereon, into 359,450 shares of common stock.

The Company issued the shares of common stock upon conversion pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder, as the shares of common stock were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. The shares of common stock have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the conversion and resulting issuance of common stock is incorporated herein by reference to Item 1.01 hereof.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
August 16, 2013		Paul Buck
Chief Financial Officer